Exhibit 5

               [Letterhead of McGuire Woods Battle & Boothe LLP]



                                 March 24, 2000

Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233-1464

                    Circuit City Stores, Inc. (the "Company")

Ladies and Gentlemen:

     You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the 1997 Circuit City Stores, Inc. Employee Stock Purchase Plan, as amended and restated February 15, 2000 (the "Plan"). The Registration Statement covers (i) 1,000,000 shares of Circuit City Stores, Inc.--CarMax Group Common Stock, par value $.50 (the "CarMax Common Stock"), which have been reserved for issuance under the Plan and (ii) 1,000,000 Rights to Purchase Preferred Stock, Series F, $20.00 par value of the Company (the "CarMax Rights"), attached in equal number to the shares of CarMax Common Stock which may be issued under the Plan.

     We are of the opinion that the 1,000,000 shares of CarMax Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

     We are also of the opinion that the 1,000,000 CarMax Rights, when issued in accordance with the terms and provisions of the First Amended and Restated Rights Agreement dated February 16, 1999, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, (the "Rights Agreement"), will be duly authorized and legally issued.

     The opinion set forth in the preceding paragraph concerning the CarMax Rights is limited to the valid issuance of the CarMax Rights under the Stock Corporation Act of the Commonwealth of Virginia. In this connection, we have not been asked to, and accordingly do not, express any opinion herein with respect to any other aspect of the CarMax Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of CarMax Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate among shareholders or among any classes of shares or shareholders.


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     The opinions set forth above are limited to matters of Virginia and federal law in effect on the date hereof.

     We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                         Very truly yours,


                                         /s/ McGuire, Woods, Battle & Boothe LLP



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